Exhibit 10.7

[INTERDIGITAL, INC. LETTERHEAD]
October 10, 2018

Kai Oistamo

Dear Kai:

I am pleased to offer you the position of Chief Operating Officer on behalf of InterDigital, Inc. and InterDigital Wireless, Inc. (collectively, “InterDigital”). You will report directly to InterDigital’s CEO, William Merritt, or any other individual designated by InterDigital’s Board of Directors. Your primary work location will be our Wilmington, DE office, however, substantial travel will be required to meet the duties and responsibilities of this position. Details of this offer are as follows:

Start Date: Your start date will be October 10, 2018, or as soon as you receive authorization to work for InterDigital, Inc. in the United States. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of InterDigital’s interest.

Base Salary: Your annual base salary will be $600,000, which will be paid in bi-weekly installments, less taxes and other deductions as required by law or elected by you for benefits coverage, 401(k) participation, etc. You have been identified as an exempt employee and you will be paid in accordance with InterDigital’s standard payroll cycle, which occurs every other Friday.

Sign-on Cash Bonus: You will receive a sign-on cash bonus in the amount of $1,100,000, less taxes and other deductions as required by law, payable in four (4) equal installments as follows:

$275,000 upon hire
$275,000 December 31, 2018
$275,000 July 1, 2019
$275,000 December 31, 2019

Travel Stipend: You will receive a $100,000 annual travel/housing allowance for expenses related to your travel between your home and the Company’s offices in Wilmington, DE. If you relocated to the Wilmington, Delaware area at any time during your employment with InterDigital, this allowance will cease.

Annual Incentive: You will be eligible to participate in InterDigital’s annual bonus plan (currently referred to as the the InterDigital Short Term Incentive Plan (“STIP”)) . Your target STIP amount will be 100% of your annual base salary; however, for 2018, your STIP target will be to 75% of your annual base salary. Payouts under the STIP are determined based upon a combination of personal, departmental and company performance and are contingent upon your continued employment through the payout date.

Sign-on Equity: You will receive a sign-on performance-based stock option award valued at $700,000, having the same terms and conditions as the performance-based option award granted pursuant to the 2018 LTCP.

Long Term Incentive: You will be eligible to participate in InterDigital’s Long Term Compensation Program (“LTCP”), pursuant to the terms and conditions of the 2017 InterDigital Stock Plan, as amended. For the 2018 Cycle, you will receive equity awards with a target value of $3,000,000, allocated as follows:

•	1/3 granted in time-based Restricted Stock Units (“RSUs”)

•	1/3 granted in performance-based RSUs

•	1/3 granted in performanc-based options

Time-based RSUs vest on March 15, 2021, assuming continued service through such date and pursuant to the terms of the applicable award agreement. Performance-based RSUs and options vest based on achievement of the company’s performance goals measured as of December 31, 2020 with March 15, 2021 vest and December 31, 2022 with vest of March 15, 2023 as further detailed in the applicable award agreements.

Employee Benefits: As a regular, full-time employee, you will be eligible to participate in the company’s health and welfare benefit programs in effect from time to time as are made available to other similarly situated employees of InterDigital, and in accordance with and subject to the terms and conditions of such plans and programs. You may contact Cherie Parker, Human Resources Generalist, at 302-281-3602 should you wish to discuss your benefits in greater detail prior to your new hire orientation.

Paid Time Off: In addition, you will be eligible to accrue 23 days of paid time off (PTO) per year.

Employment at Will: Your employment with InterDigital is “at-will” and may be terminated by you or InterDigital at any time, for any reason or for no reason at all, and with or without prior notice. As a key employee, you will be elegible for certain protections if your employment is terminated in certain circumstances or in connection with a Change in Control, as described in the InterDigital Executive Severance and Change of Control Policy, a copy of which will be provided with an Executive Severance and Change in Control Policy Participation Agreement for your execution.

Visa/Employment Authorization: The Company will assist in obtaining an appropriate United States visa and employment authorization, as required, from the USCIS. InterDigital pay all fees, legal and administrative costs associated with this process and any related immigration matters.

Pre-Employment Requirements: This offer of employment is contingent upon the following:

•
Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment.

•
Your completion of the attached Export Control Questionnaire and, if required by law, InterDigital’s obtaining an export license prior to your start of employment. US export control laws require InterDigital to obtain an export license prior to providing controlled technologies to certain foreign nationals. As an employee of InterDigital, you may have access to controlled technologies. The attached Exports Controls Questionnaire contains questions that will allow us to assess your country of chargeability for export control screening purposes only. If an export license is required prior to your employment at InterDigital, we will let you know immediately. The decision whether or not to file and/or pursue an export license is at InterDigital’s sole discretion.

•
Your execution of our Non-Disclosure and Assignment of Ideas Agreement (“NDAIA”). During your employment with InterDigital, you will have access to confidential and proprietary information, therefore, in order to have access to such information, you are required to sign our NDAIA. A copy of the NDAIA is enclosed for your review.

•	Your acknowledgment of InterDigital’s Code of Ethics. A copy of the Code of Ethics is enclosed for your review.

This offer will be withdrawn if any of the above conditions are not satisfied.

By accepting this offer, you confirm that you (i) are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employee, and (ii) have not taken any actions which could give rise to any claims by your current or any other employer against InterDigital. You also confirm that you will inform InterDigital about any such restrictions and provide InterDigital with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.

InterDigital does not want to benefit from any proprietary or other information, in any form, that you are under a duty not to use or divulge, whether it be from your current employer or any other person or entity. Therefore, you further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to InterDigital without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with InterDigital. Therefore, if you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. We further urge you to contact the appropriate officials at your current employer as soon as possible in order that they can determine the appropriate security measures pertaining to your access to company information (if they so desire) to assure themselves regarding any unauthorized use or disclosure of information.

We are excited at the prospect of you joining our organization as a member of what we feel is a company that offers each employee an opportunity for meaningful professional and personal development. To accept this offer of employment, please sign below and return it to me.

Welcome to InterDigital!

Sincerely,

/s/ William J. Merritt

William J. Merritt
President and Chief Executive Officer
InterDigital, Inc.

I have read and understood the provisions of this offer of employment, and I accept the above offer. I understand that my employment with InterDigital is “at will”, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice.

SIGNED _/s/_Kai Oistamo______________

10/10/2018
Date